Exhibit 10.23

SECOND AMENDMENT

TO THE UNIMIN CORPORATION PENSION RESTORATION PLAN

AS AMENDED AND RESTATED EFFECTIVE JULY 31, 2008

WHEREAS, Unimin Corporation (the “Company”) maintains the Unimin Corporation Pension Restoration Plan (the “Plan”) for the benefit of certain of its executives;

WHEREAS, pursuant to Section V(2) of the Plan, the Company reserves the right to amend the Plan at any time, subject to certain conditions not now relevant;

WHEREAS, the Company deems it advisable to amend the Plan to exclude new participation under the Plan.

NOW THEREFORE, it is

RESOLVED, that the Plan is amended effective August 15, 2017 in the manner described below:

Section III of the Plan is amended by adding the following sentence to the end thereto:

“However, no such participant in the Pension Plan shall become eligible to participate in the Restoration Plan whenever such participant’s benefits that would otherwise be accrued under the Pension Plan as from time to time are reduced by the limitations upon compensation instituted pursuant to Section 401 (a)(17) of the Code for the first time, on or after August 15, 2017.”

and be it further

RESOLVED, that the Administrative Committee of the Unimin Corporation Pension Plan be, and hereby is, authorized to take any other actions on the advice of counsel which may be necessary or appropriate to implement the foregoing resolutions.

IN WITNESS WHEREOF, Unimin Corporation has caused this amendment to be executed by its duly authorized officer, this 28th day of August 2017.

Attest:	UNIMIN CORPORATION

/s/ Eric Sherman	/s/ Jennifer L. Fox
Assistant Secretary	Vice President, Human Resources